KRYS BOYLE FREEDMAN
                           SCOTT & SAWYER, P.C.
                            ATTORNEYS AT LAW
                    Dominion Plaza, Suite 2700 South Tower
Telephone                 600 Seventeenth Street                Facsimile
(303) 893-2300            Denver, Colorado 80202           (303) 893-2992

                               March 21, 1997
ASHA Corporation
600 C Ward Drive
Santa Barbara, California 93111

Gentlemen:

     We have acted as counsel to ASHA Corporation, a Delaware corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission of a Registration Statement on Form SB-2 (the "Registration Statement"), pursuant to which the Company is registering under the Securities Act of 1933, as amended, a total of 1,415,385 shares (the "Shares") of its common stock, $.00001 par value (the "Common Stock") for sale to the public and a total of 83,040 shares being offered for resale by selling shareholders. This opinion is being rendered in connection with the filing of the Registration Statement. All capitalized terms used herein and not otherwise defined shall have the respective meanings given to them in the Registration Statement.

     In connection with this opinion, we have examined the Company's Articles of Organization and Bylaws, both as currently in effect; such other records of the corporate proceedings of the Company and certificates of the Company's officers as we have deemed relevant; and the Registration Statement and the exhibits thereto.

     In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies.

     Based upon the foregoing, and subject to the limitations set forth below, we are of the opinion that the 83,040 Shares being offered for resale have been duly and validly authorized by the Company and have been duly and validly issued and are fully paid and non-assessable.

     Based upon the foregoing and in reliance thereon, it is our opinion that:
(i) the 1,415,385 shares of Common Stock and (ii) the 123,077 shares issuable upon exercise of the Representative's Warrant will, upon the purchase, receipt of full payment, issuance and delivery in accordance with the terms of the offering described in such Registration Statement, be duly and validly authorized, legally issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We hereby further consent to the reference to us under the caption "Legal Matters" in the prospectus included in the Registration Statement.

                                  Very truly yours,

                                  KRYS BOYLE FREEDMAN SCOTT & SAWYER, P.C.

                                  By:/s/ Jon D. Sawyer
                                     Jon D. Sawyer